Exhibit 3.3

PERMEX PETROLEUM CORPORATION

(the “Company”)

AMENDMENT TO THE ARTICLES OF THE COMPANY

Pursuant to section 42(2)(a)(iv) of the British Columbia Business Corporations Act, the following is an extract of a resolution passed by the directors of the Company on October 30, 2024, which extract is to be attached to the Articles of the Company as effected on October 30, 2024.

“AMENDMENT TO ARTICLES

WHEREAS the Company wishes to amend section 11.3 of the Articles of the Company to change the quorum requirement for the transaction of business at a meeting of shareholders;

BE IT RESOLVED THAT the existing Articles of the Company be amended by deleting the existing section 11.3 in its entirety and replacing section 11.3 in the form attached as Schedule “A” hereto, to be effective as of the date herein.”

Schedule “A”

11.3 Quorum

Subject to the special rights and restrictions attached to the shares of any class or series of shares, the quorum for the transaction of business at a meeting of shareholders is one person present or represented by proxy.